Exhibit 99.1

Bellerophon Provides Business Update and Reports Second Quarter 2018 Financial Results

WARREN, N.J., August 1, 2018 -- Bellerophon Therapeutics, Inc. (Nasdaq: BLPH) (“Bellerophon” or the “Company”), a clinical-stage biotherapeutics company, today provided a business update and reported financial results for the second quarter ended June 30, 2018.

“We are pleased to see continued progress in our clinical trials and look forward to several important catalysts for our INOpulse® programs in the second half of 2018,” said Fabian Tenenbaum, Chief Executive Officer of Bellerophon. “The results of the pre-specified interim analysis for INOvation-1, our Phase 3 study in pulmonary arterial hypertension (PAH), are expected shortly. INOvation-1 utilizes an adaptive design, which allows for stopping the trial early for efficacy, continuing to enroll the study as planned, increasing the targeted enrollment size if the original design was slightly underpowered, or stopping the study for futility.”

“In addition, we expect top-line results from our ongoing Phase 2b study evaluating INOpulse in pulmonary hypertension associated with interstitial lung disease (PH-ILD) including idiopathic pulmonary fibrosis (PH-IPF) around the end of 2018. In pulmonary hypertension associated with chronic obstructive pulmonary disease (PH-COPD), an indication with a large unmet medical need, we are pleased to have reached an agreement with the U.S. Food and Drug Administration (FDA) on the design, including the primary endpoint, of our planned Phase 2b study,” concluded Mr. Tenenbaum.

Key Recent Highlights

•
PAH: Enrollment continues to progress well in the Company’s Phase 3 INOvation-1 study evaluating INOpulse® in patients with PAH. As previously agreed upon with the FDA, a pre-specified interim analysis will be performed by the Data Monitoring Committee (DMC) when 75 subjects have completed the 16-week blinded treatment phase. The adaptive trial design allows the DMC to consider four potential recommendations following its unblinded review of the safety and efficacy data: stopping the trial early for efficacy, continuing to enroll the study as planned, increasing the targeted enrollment size if the original design is slightly underpowered, or stopping the study for futility or safety concerns. The Company is blinded to the results of the interim analysis and the DMC will only provide the recommendation to stop, continue or increase the trial size. The evaluations for the subjects needed to conduct the interim analysis have been completed and the Company expects the readout of the interim analysis shortly.

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PH-ILD: Following positive results in its Phase 2a study in PH-IPF, the Company is currently enrolling patients in a Phase 2b study evaluating INOpulse to assess the safety and efficacy of pulsed, inhaled nitric oxide (iNO) versus placebo in patients with PH-ILD. A total of 40 subjects will be randomized in the double-blind, placebo-controlled clinical study, which will include patients with idiopathic pulmonary fibrosis. The primary endpoint of the study is the change in 6 Minute Walk Distance (6MWD) and the study includes several additional endpoints, including improvement in right ventricular function. The Company expects top-line results from this study around the end of 2018.

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PH-COPD: Following positive results from its Phase 2 study for INOpulse in PH-COPD, the Company, in conjunction with its steering committee, finalized the design of a Phase 2b study in PH-COPD. Agreement with the FDA has been reached on the design of this trial, which will be a double-blind, placebo-controlled study, and will enroll approximately 90 subjects. The primary endpoint is change in 6MWD, with several additional secondary endpoints, including improvement in right ventricular function.

Second Quarter 2018 Financial Results
For the second quarter ended June 30, 2018, the Company reported a net loss of $11.5 million, or $0.20 per share, compared to a net loss of $3.9 million, or $0.12 per share, in the second quarter ended June 30, 2017. On a diluted basis, the Company reported a loss of $0.20 per share for the second quarter ended June 30, 2018, compared to a loss $0.15 per share, in the second quarter ended June 30, 2017.

Net loss for the second quarter of 2018 included an adjustment of $(3.7) million to the fair value of the Company’s common stock warrant liability, as compared to an adjustment of $2.4 million in the second quarter of 2017.

Research and development expenses for the second quarter of 2018 were $5.8 million, compared to $4.7 million in the second quarter of 2017. The increase was primarily due to increased clinical trial activities and supply costs related to ongoing clinical programs.

General and administrative expenses for the second quarter of 2018 were $2.1 million, compared to $1.6 million in the second quarter of 2017. The increase was primarily due to increased commercial and intellectual property consulting costs, and stock-based compensation expenses.

First Half 2018 Financial Results
For the six months ended June 30, 2018, the Company’s net loss was $7.4 million, compared to a $23.1 million net loss reported in prior year period. Net loss per share was $0.13 in the six months ended June 30, 2018 compared to a net loss of $0.70 in the prior year period. On a diluted basis, the Company reported a loss of $0.16 per share for the six months ended June 30, 2018, compared to a loss of $0.70 per share in the prior year period.

Net loss for the six months ended June 30, 2018 included an adjustment of $3.4 million in the fair value of the Company’s common stock warrant liability, as compared to an adjustment of $(12.0) million in the prior year period.

Research and development expenses for the six months ended June 30, 2018 increased to $12.2 million, from $8.0 million in the prior year period. The increase was primarily due to increased clinical trial activities and supply costs related to ongoing clinical programs.

General and administrative expenses for the six months ended June 30, 2018 were $4.2 million as compared to $3.1 million in the prior year period. The increase was primarily due to increased commercial, intellectual property and financial consulting costs, and stock-based compensation expenses.

Balance Sheet
As of June 30, 2018, the Company had cash, cash equivalents and marketable securities of $25.9 million, compared to cash, cash equivalents and marketable securities of $31.8 million at December 31, 2017.

About Bellerophon
Bellerophon Therapeutics is a clinical-stage biotherapeutics company focused on developing innovative therapies at the intersection of drugs and devices that address significant unmet medical needs in the treatment of cardiopulmonary diseases. The Company is currently developing three product candidates under its INOpulse program, a proprietary pulsatile nitric oxide delivery system. The first is for the treatment of PAH, for which the Company has commenced Phase 3 clinical trials. The second is for the treatment of pulmonary hypertension associated with chronic obstructive pulmonary disease (PH-COPD) and the third is for the treatment of pulmonary hypertension associated with interstitial lung disease (PH-ILD), both of which are in Phase 2 development. For more information, please visit www.bellerophon.com.

Forward-looking Statements
Any statements in this press release about Bellerophon’s future expectations, plans and prospects, including statements about the clinical development of its product candidates, regulatory actions with respect to the Company’s clinical trials and expectations regarding the sufficiency of the Company’s cash balance to fund clinical trials, operating expenses and capital expenditures, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary or interim results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, the FDA’s substantial discretion in the approval process, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and in subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent Bellerophon’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.

Contacts
At Bellerophon:
Fabian Tenenbaum
Chief Executive Officer
(908) 574-4767

At LifeSci Advisors:
Brian Ritchie
(212) 915-2578
britchie@lifesciadvisors.com

Bellerophon Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(in thousands except share and per share data)

	As of	As of
	June 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,403	$28,823
Restricted cash	404	402
Marketable securities	2,496	2,996
Prepaid expenses and other current assets	2,491	3,359
Total current assets	28,794	35,580
Restricted cash, non-current	150	150
Other non-current assets	26	54
Property and equipment, net	845	1,026
Total assets	$29,815	$36,810
Liabilities and Stockholders’ Equity (Deficiency in Assets)
Current liabilities:
Accounts payable	$4,056	$3,853
Accrued research and development	4,078	1,785
Accrued expenses	905	1,441
Total current liabilities	9,039	7,079
Common stock warrant liability	28,551	32,325
Total liabilities	37,590	39,404
Commitments and contingencies
Stockholders’ equity (Deficiency in assets):
Common stock, $0.01 par value per share; 125,000,000 shares authorized, 57,765,304 and 56,899,353 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively, 289,269 shares paid for and to be issued at December 31, 2017	578	569
Preferred stock, $0.01 par value per share; 5,000,000 shares authorized, zero shares issued and outstanding at December 31, 2017 and 2016	—	—
Additional paid-in capital	178,335	176,151
Accumulated other comprehensive loss	(3)	(4)
Accumulated deficit	(186,685)	(179,310)
Total stockholders’ equity (deficiency in assets)	(7,775)	(2,594)
Total liabilities and stockholders’ equity (deficiency in assets)	$29,815	$36,810

Bellerophon Therapeutics, Inc.

Condensed Consolidated Statement of Operations (Unaudited)
(in thousands except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating expenses:
Research and development	$5,815	$4,689	$12,195	$8,026
General and administrative	2,058	1,634	4,170	3,080
Total operating expenses	7,873	6,323	16,365	11,106
Loss from operations	(7,873)	(6,323)	(16,365)	(11,106)
Change in fair value of common stock warrant liability	(3,689)	2,367	3,361	(12,020)
Interest income and other, net	91	26	190	53
Pre-tax Loss	(11,471)	(3,930)	(12,814)	(23,073)
Income tax benefit	—	—	5,439	—
Net loss	$(11,471)	$(3,930)	$(7,375)	$(23,073)
Weighted average shares outstanding:
Basic	57,229,459	33,558,669	57,145,041	32,750,949
Diluted	57,229,459	40,491,044	66,289,414	32,750,949
Net loss per share:
Basic	$(0.20)	$(0.12)	$(0.13)	$(0.70)
Diluted	$(0.20)	$(0.15)	$(0.16)	$(0.70)